     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 31, 2000

                           REGISTRATION NO. 333-92353
                           --------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           PRE-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  BIGMAR, INC.
               (EXACT NAME OF COMPANY AS SPECIFIED IN ITS CHARTER)

        DELAWARE                                     31-1445779
(STATE OR OTHER JURISDICTION OF                    (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)


                            9711 SPORTSMAN CLUB ROAD
                           JOHNSTOWN, OHIO 43031-9141
                                 (740) 966-5800
     (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                                      OF
                     COMPANY'S PRINCIPAL EXECUTIVE OFFICES)


                                 PHILIPPE ROHRER
                SECRETARY, TREASURER AND CHIEF FINANCIAL OFFICER
                                  BIGMAR, INC.
                            9711 SPORTSMAN CLUB ROAD
                           JOHNSTOWN, OHIO 43031-9141
                                 (740) 966-5800
   (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                                      CODE,
                              OF AGENT FOR SERVICE)

                        COPIES TO: CHARLES M. WEBER, ESQ.
                              QUARLES & BRADY LLP
                             411 EAST WISCONSIN AVENUE
                            MILWAUKEE, WISCONSIN 53202
                                 (414) 277-5000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [___]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [___]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [___]


The Company hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS




                                4,658,973 SHARES

                                  BIGMAR, INC.

                                  COMMON STOCK


                           -------------------------


We are registering 4,658,973 shares of our common stock for resale by the sellers identified in "Selling Stockholders."

Our common stock is quoted on the Nasdaq SmallCap Marketsm under the symbol "BGMR." On May 24, 2000, the closing price of our stock as quoted on the Nasdaq SmallCap Market was $2.50 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                          ---------------------------


                                 JUNE 5, 2000

                                  BIGMAR, INC.

                                TABLE OF CONTENTS

         Bigmar, Inc..............................................  3
         Risk Factors.............................................  3
         Forward-Looking Information..............................  9
         Selling Stockholders.....................................  9
         Plan of Distribution..................................... 11
         Validity of Stock.........................................12
         Experts...................................................12
         Available Information.....................................13
         Information Incorporated by Reference.....................13

                                  BIGMAR, INC.

         We manufacture generic pharmaceutical oncology products and intravenous infusion solutions through our subsidiaries located in Switzerland. We market these products in Europe, the United States and other countries primarily through pharmaceutical company partners. Currently, we have the necessary approvals to manufacture and sell more than 20 generic oncology products and 18 intravenous infusion solutions and related products.

         Our corporate headquarters, including a research and development laboratory, are located at:

         9711 Sportsman Club Road
         Johnstown, Ohio  43031-9141
         (740) 966-5800

                                  RISK FACTORS

OUR HISTORY OF CONTINUING LOSSES AND LIMITED CAPITAL RESERVES CREATES UNCERTAINTY ABOUT OUR ABILITY TO CONTINUE IN BUSINESS.

         The independent auditor's report on our financial statements for the fiscal year ended December 31, 1999 indicates that there is substantial doubt about Bigmar's ability to continue as a going concern. From our inception in 1995 through March 31, 2000 we have incurred net losses totaling approximately $23.5 million. To achieve profitable operations, we must alone or with others successfully develop, manufacture, obtain regulatory approvals for, and market existing and additional products.

WE WILL REQUIRE ADDITIONAL FUNDING TO CONTINUE OPERATIONS AND FACILITATE GROWTH.

         Over the next 12 months, we will need to raise substantial additional funds to continue to pay for operating expenses and our expansion strategy. Without more funding, we may not be able to continue manufacturing and marketing our products, and may have to sell, suspend or terminate operations.

DUE TO AN EXCLUSIVE AGREEMENT, WE MUST RELY ON ANOTHER COMPANY TO MARKET KEY PRODUCTS.

         We have given American Pharmaceutical Partners the exclusive right for five years (ending in 2004) to market and distribute, in the United States and Canada, three of our oncological products in various dosages. Those products are Methotrexate for Injection - 1 gr, Calcium Leucovirin for Injection - 200 mg and 500 mg, and Daunorubicin Hydrochloride for Injection - 20 mg. As a result, Bigmar:

         -    Cannot independently market these products;
         -    Does not have control of marketing abilities or strategies;
              and
         - Cannot make other strategic alliances or collaborative arrangements regarding these products.


         Revenues from this arrangement in 1999 comprised about 60% of total company sales of oncological products, nearly all of the company's U.S. sales and 13% of total company revenues. The acceptance of the products in the marketplace is dependent upon APP's ability to demonstrate the benefits of our products to the health care community and to sell commercial quantities of our products at acceptable costs.

POTENTIAL INABILITY TO OBTAIN ESSENTIAL RAW MATERIALS MAY HARM OUR BUSINESS.

         There are currently three suppliers from which we purchase the raw materials needed to make our oncological products. These suppliers are Orion Corporation (which supplies Methotrexate), Indena S.p.A (which supplies Paclitaxel) and Heraeus GmBh (which supplies Leucovirin Calcium). Most of our raw materials are generally not readily available and must be purchased from limited sources. Any disruption in one or more of these sources poses potential risks, including:

         -    Inability to obtain an adequate supply of raw materials;
         -    Increased raw material or packaging component costs; and
         -    Problems with quality or timely delivery.

Any interruption in the supply of raw materials can hinder us from manufacturing and selling our products. In addition, obtaining raw materials from a new source may require regulatory approval. Further, we may not be able to do business with all potential alternative suppliers as some of them may have exclusive relationships with our competitors.

WE RELY HEAVILY UPON AN AGREEMENT WITH PLM, A PHARMACEUTICAL CONTAINER MANUFACTURER, IN OUR INTRAVENOUS SOLUTIONS BUSINESS.

         We acquired the exclusive right through 2005 to purchase intravenous solution containers from PLM Langeskov A/S and to package and distribute intravenous infusion solutions in those containers in Switzerland and Liechtenstein. PLM can cancel our exclusive right to these containers if, among other things, we does not purchase a minimum amount ($894,000) each year. PLM is believed to be the sole supplier of this particular type of IV container, and termination of this favorable arrangement would harm our IV solutions business. The IV solutions business accounted for approximately 78% of our total revenues in 1999, and sales of IV solutions in the PLM-supplied containers accounted for 93% of our IV solutions business in 1999.

LARGER COMPETITORS HAVE THE RESOURCES TO SUPPORT MANY SIMULTANEOUS REGULATORY APPLICATIONS, IMPROVING THEIR CHANCES TO RECEIVE REGULATORY APPROVAL AND MARKET GENERIC PRODUCTS FIRST.

         We compete in the highly competitive generic injectable drug industry. Our competitors in the oncology market include companies such as Bedford Laboratories, Bristol-Myers Squibb Co., Pharmachemle BV, Pharmacia & Upjohn and Gensia-Sicor and our competitors in the intravenous infusion market include Braun and Fresenius.

         Each of these competitors has substantially greater experience and financial and other resources than us. Although a company with greater resources will not necessarily receive regulatory approval for a particular generic drug before its smaller competitors, it does have the resources to support many simultaneous regulatory applications, improving its chances at being the first to receive approval. We also face competition from other drug companies who introduce generic versions of their own products just before the patents for their products expire.

EXTENSIVE GOVERNMENTAL REGULATIONS COULD INCREASE COSTS AND HINDER OUR ABILITY TO DEVELOP, MANUFACTURE AND MARKET OUR PRODUCTS.

         The development, manufacturing and marketing of our products are subject to extensive and rigorous governmental regulations in the U.S. and other countries. The process of obtaining and maintaining required regulatory approvals is lengthy, expensive and uncertain. Since our products are primarily sold in Switzerland and Germany, we are subject to regulation by these countries and the European Medicines Evaluation Agency of the European Union. In the U.S., the FDA regulates the development, testing, labeling, manufacturing, registration, notification, clearance or approval, marketing, distribution, record-keeping and reporting requirements for drugs. Delays in the approval process or our inability to obtain regulatory approvals for any of our proposed products would adversely affect Bigmar's ability to market these products and to recoup our research and development costs for these products.

OUR OPERATIONS MAY BE RESTRICTED IF WE FAIL TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS IN SWITZERLAND.

         Our Swiss facilities are subject to comprehensive environmental laws and regulations governing air emissions, waste water discharge and solid and hazardous waste disposal. While we anticipate expenditures in connection with environmental matters from time to time, we cannot predict the extent or timing of these expenses. Future administrative actions or liabilities arising from environmental matters could restrict operations and impede profitability.

WE ARE SUBJECT TO FOREIGN CURRENCY EXCHANGE FLUCTUATIONS IN OUR
BUSINESS.

         Our operations are conducted primarily from Switzerland. All of our revenues for fiscal years through December 31, 1998 and 87% of our revenues for 1999 were derived from sales outside of the U.S. As a result, we are exposed to adverse fluctuation in foreign currency exchange rates, particularly fluctuations in the value of the U.S. dollar against the Swiss franc. For example, although we realized a $332,000 gain on foreign currency transactions in 1998, we incurred a loss of $837,000 on foreign currency transactions in 1999. The Swiss franc has declined by more than 11% against the U.S. dollar during 1999. These fluctuations have affected, and will continue to affect, our financial condition and results. We do not have any programs in place to control these risks.

OUR BUSINESS HAS A SUBSTANTIAL RISK OF PRODUCT LIABILITY CLAIMS, AND INSURANCE MAY BE EXPENSIVE OR UNAVAILABLE.

         The testing, clinical trials, manufacturing and marketing of our products involve inherent risks of product liability claims by consumers and other third parties. Although we currently maintain product liability insurance coverage which we believe is adequate, the risk of such liability exposure cannot be eliminated. While we have successfully renewed our policies in the past, but may not be able to do so in the future. Product liability insurance varies in cost, is difficult to obtain and may not be available in the future on terms acceptable to us. A successful product liability claim or other judgment against us in excess of our insurance coverage could have a material adverse effect on us. In some of our agreements with other companies, we have indemnification provisions with respect to product liability claims concerning products covered by the agreements. Under such agreements, we may be required to make payments which in some cases could be substantial.

THE MARKET FOR OUR PRODUCTS MAY DIMINISH DUE TO REIMBURSEMENT CHANGES OR HEALTHCARE REFORM.

         In the United States and other countries, sales of our products depend in part upon the availability of reimbursement from third-party payors, which include government health administration authorities, managed care providers, and private health insurers. There are continuing efforts by governmental and third-party payors to contain or reduce the costs of medical products and services. Adoption of new legislation and regulations could further limit reimbursement for our products. If third-party payors fail to provide adequate coverage and reimbursement rates for our products, we may have difficulty selling our products at attractive prices.

SWISS REQUIREMENTS ON RETAINED EARNINGS MAY LIMIT CASH FLOW.

         Bigmar is a Delaware corporation which owns 100% of the capital stock of two Swiss corporations. According to the Swiss Federal Code of Obligation, at least 5% of a Swiss company's net income each year must be appropriated to a legal reserve until the reserve equals 20% of the company's paid-in share capital. Additionally, 10% of any distribution made by a company in excess of a 5% dividend must also be appropriated to the company's legal reserve. The reserve of up to 50% of the share capital is not available to stockholders. While these requirements have been met, they may adversely impact the amount of dividends to be obtained by Bigmar through its subsidiaries and may limit cash flow.

IF KEY PERSONNEL LEAVE, WE COULD FAIL TO ACHIEVE OUR OBJECTIVES.

         We are highly dependent on our small management team, including manufacturing, marketing and corporate management personnel. The loss of key personnel might significantly delay or prevent the achievement of our growth and profitability objectives.

SINCE OUR DIRECTORS AND EXECUTIVE OFFICERS BENEFICIALLY OWN IN EXCESS OF TWO-THIRDS OF OUR COMMON STOCK, THEY CAN CONTROL THE OPERATION OF OUR BUSINESS.

These directors and officers are in a position to control the management and policies of Bigmar in general. They can also determine the outcome of many corporate transactions or matters submitted to stockholders for approval.

IF WE DO NOT MEET THE MAINTENANCE CRITERIA OF NASDAQ, OUR STOCK MAY BE DELISTED RESULTING IN A MORE LIMITED MARKET.

         Bigmar's common stock is quoted on the Nasdaq SmallCap Marketsm, although it is thinly traded. Failure to meet the continuing maintenance criteria in the future may result in our common stock not being listed on Nasdaq. In such an event, investors may find it more difficult to sell or to obtain accurate quotations as to the market value of the common stock. We also would face additional difficulties in raising capital.

THERE ARE A SUBSTANTIAL NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE, AND THE SALE OF THESE SHARES MAY DEPRESS OUR STOCK PRICE.

         Sales of a substantial amount of our common stock in the public market could adversely affect prevailing market prices for our stock and our ability to raise capital in the future. As of the date of this prospectus, we have outstanding 9,493,973 shares of our common stock, and 8,993,973 of those shares are freely tradeable in the public market, unless owned by our affiliates, or are "restricted securities" but nonetheless eligible for immediate sale in the public market pursuant to Rule 144 under the Securities Act of 1933, subject to volume and manner of sale restrictions. A total of 6,143,605 shares are owned by affiliates. Under Rule 144, any registered shares owned by an affiliate and any restricted securities which have been owned by an affiliate or non-affiliate for at least one year may be sold in the public market, so long as the number of shares sold by the person during a three-month period does not exceed the greater of 1% of the total outstanding shares or the average weekly trading volume during the previous four weeks. Under Rule 144(k), restricted securities owned by non-affiliates for at least two years are freely tradeable.

         We also have 3,529,905 shares of common stock reserved for issuance in connection with outstanding stock options, warrants and convertible notes. These options, warrants and convertible notes have different exercise or conversion prices, expiration dates and other terms. The exercise or conversion prices range from $2.5625 to $9.75 per share, with a weighted average of about $4.33 per share. The market price for the Bigmar common stock at May 24, 2000 was $2.50 per share.

PURCHASERS OF THE SHARES OFFERED BY THIS PROSPECTUS WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

         The current market price for Bigmar common stock ($2.50 per share at May 24, 2000) is substantially more than our net tangible book value. Net tangible book value is equal to total tangible assets minus total liabilities. At March 31, 2000, Bigmar's net tangible book value was $1,472,300 (or $0.15 per outstanding share). Purchasers of the common stock offered by this prospectus will experience immediate and substantial dilution (of $2.35 per share) if they buy the shares offered by this prospectus at or about the current market price.

WE DO NOT EXPECT TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

         We have never paid any dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future because:

         -    we have experienced losses since inception;
         -    we have significant capital requirements in the future; and
         - we presently intend to retain future earnings, if any, to finance the expansion of our business.

OTHER ISSUANCES OF PREFERRED STOCK COULD AFFECT THE INTERESTS OF EXISTING STOCKHOLDERS

         Bigmar's governing documents authorize the issuance of up to 5,000,000 shares of preferred stock with designations, rights and preferences as determined from time to time by the board of directors. The board can issue, without stockholder approval, preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of common stockholders. The issuance of preferred stock could:

         -    Discourage, delay or prevent a change in control of Bigmar.
         -    Dilute the rights of common stockholders.
         -    Dilute the market price of the stock.

                           FORWARD-LOOKING INFORMATION

         This prospectus contains forward-looking statements concerning future events or performance of our company. You should not rely excessively on these forward-looking statements, because they are only predictions based on our current expectations and assumptions. Forward-looking statements often contain words like "estimate," "anticipate," "believe" or "expect." Many known and unknown risks and uncertainties could cause our actual results to differ materially from those indicated in these forward-looking statements. You should review carefully the risks and uncertainties identified in this prospectus, including those explained above and in our other SEC filings such as our Form 10-KSB for the fiscal year ended December 31, 1999. We have no obligation to update or announce revisions to any forward-looking statements to reflect actual events or developments.

                              SELLING STOCKHOLDERS

         The table below lists the selling stockholders and other information regarding the beneficial ownership of shares of common stock. Except as otherwise disclosed in this prospectus, the selling stockholders neither have nor within the past three years had any position, office or other material relationship with our company or any of its predecessors or affiliates. The selling stockholders may offer all or a portion of the shares of common stock registered by this prospectus.

         Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities.

                          NUMBER OF SHARES                                  MAXIMUM NUMBER OF   NUMBER OF SHARES       PERCENT
                          BENEFICIALLY OWNED            PERCENT OF              SHARES         BENEFICIALLY OWNED        OF
    SELLING STOCKHOLDER   PRIOR TO OFFERING             OUTSTANDING             OFFERED          AFTER OFFERING      OUTSTANDING
Jericho II, L.L.C. (1)            6,607,805 (2)              50.7%              3,692,308          2,915,497            22.4%

Patrick G. Wolgast                   10,000                     *                10,000                0                 ---

GRQ, LLC (3)                         184,266                  1.4%               166,666             17,600               *

Tietje Bros. (4)                     54,000                     *                40,000              14,000               *

John A. Horner                       20,000                     *                20,000                0                 ---

JJS Wolf Realty, LLC (5)             10,000                     *                10,000                0                 ---

Leif H. Perkhild                     250,000                  1.9%               250,000               0                 ---

John S. Hodgson                      43,333                     *                33,333              10,000               *

Banca del Gottardo                2,247,605(6)                17.3%              70,000            2,177,605            16.7%


Robert Goldstein (7) &              78,333(8)                   *                33,333              45,000               *
Judy Goldstein

Janet A. Baldauf (9)                 333,333                  2.6%               333,333               0                 ---

*  Less than one percent (1%).

         (1) Jericho is a privately-owned company involved in investment activities. Cynthia R. May, a Director of the Company, is the managing member of Jericho with sole voting and investment power with respect to the shares of common stock held thereby. John G. Tramontana, Chairman and Chief Executive Officer of Bigmar, is also a member of Jericho, which is Bigmar's largest stockholder.

         (2) Includes (i) 500,000 shares of common stock issuable upon exercise of warrants, (ii) 1,000,000 shares of common stock issuable upon exercise and conversion of Preferred Stock warrants, and (iii) 184,266 shares owned by GRQ, LLC (see Note (3)).

         (3) GRQ, LLC is a privately-owned company involved in investment activities. Cynthia R. May is also the managing member of GRQ, LLC with sole voting and investment power with respect to the shares of common stock held thereby.

         (4) The principals of Tietje Bros. with voting and investment power with respect to the shares of common stock held thereby are Dennis Tietje and Erwin Tietje.

         (5) The principal of JJS Wolf Realty, LLC with voting and investment power with respect to the shares of common stock held thereby is John Wolf.

         (6) Includes (i) 761,905 shares of common stock issuable upon conversion of convertible notes issued in August 1997, (ii) 528,000 shares of common stock issuable upon conversion of convertible notes issued in November 1999, and (iii) 150,000 shares of common stock issuable upon exercise of warrants.

         (7) Mr. Goldstein is a principal of The Equity Group Inc., which has been engaged by Bigmar since 1996 to provide public relations and investor relations services.

         (8) Includes 45,000 shares issuable upon exercise of warrants held by The Equity Group, Inc.

         (9) Ms Baldauf is the mother of Cynthia R. May. Ms. May disclaims beneficial ownership of the shares of common stock held by Ms. Baldauf.

                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that they may offer the shares of common stock registered under this prospectus to purchasers from time to time:

         - in transactions in the Nasdaq SmallCap Market, in negotiated transactions, or by a combination of these methods;

         - at fixed prices that may be changed; at market prices prevailing at the time of the resale;

         -    at prices related to such market prices; or

         -    at negotiated prices

         At the date of this prospectus, the selling stockholders have not entered into any underwriting arrangements. The selling stockholders may sell the shares registered under this prospectus through:

         -    ordinary brokers' transactions;

         - transactions involving cross or block trades or otherwise on the Nasdaq SmallCap Market;

         - purchases by brokers, dealers or underwriters who may receive compensation in the form of discounts or commissions from the selling stockholders or the purchasers of these shares, for whom the broker-dealers may act as agent or principal, or both;

         -    any combination of the foregoing.

         In effecting sales, the brokers or dealers which the selling stockholders have engaged may arrange for other brokers or dealers to participate. Brokers and dealers will receive commissions or discounts from the selling stockholders in amounts negotiated prior to the sale. The selling stockholders and any brokers or dealers participating in the distribution of the shares may be deemed "underwriters" in connection with these sales. Any commissions or profits they receive may be seen as underwriting discounts or commissions under the Securities Act.

         The selling stockholders may agree to protect these broker-dealers from liability, with respect to these shares being offered. Any underwriters, brokers, dealers and agents who participate in any sale may also be our customers, engage in transactions with us, or perform services for us or our selling stockholders.

         We will pay substantially all of the expenses relating to the registration, offer and sale of the shares of common stock registered under this prospectus to the public other than commissions or discounts of underwriters, broker-dealers or agents. We also have agreed to indemnify the selling stockholders and certain related persons against any losses, claims, damages or liabilities under the Securities Act or otherwise that arise out of, or are based upon, any untrue or alleged untrue statement of a material fact or the omission or alleged omission instating a material fact under this registration.

         To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                VALIDITY OF STOCK

         The validity of the shares offered hereby have been passed upon for our company by Bricker & Eckler LLP, Columbus, Ohio.

                                     EXPERTS

         The consolidated financial statements of Bigmar, Inc. and subsidiaries incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999 have been audited by KPMG LLP, independent certified public accountants, as stated in its report, which is also incorporated herein by reference, and such financial statements have been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing. The report of KPMG LLP states we have suffered recurring losses from operations, and anticipates we will require additional financing in order to fund continuing operations. These factors raise substantial doubt about Bigmar's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                              AVAILABLE INFORMATION

         We are subject to the reporting requirements of the Securities Exchange Act of 1934, and file reports, proxy statements and other information with the SEC. Such information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York and at Suite 1400, 500 West Madison Street, Chicago, Illinois. Copies of such information can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Additional information regarding the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. Access to such information is also available from the SEC's website (http://www.sec.gov).

         Reports and other information concerning Bigmar can also be inspected at The Nasdaq Stock Market, Inc., 1735 K Street, Washington, D.C. 20006.

         We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to the shares offered by this prospectus. In accordance with the rules and regulations of the SEC, this prospectus omits certain of the information contained in the registration statement. Statements made in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

                      INFORMATION INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is finished.

     1. Our Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2000;

     2. Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, and Amendment No. 1 thereto; and

     3. The description of our common stock contained in our registration statement on Form S-1, declared effective June 19, 1996.

         We will provide complimentary copies of these documents upon request. To request a copy, please contact:

Investor Relations
Bigmar, Inc.
9711 Sportsman Club Road
Johnstown, Ohio  43031-9141
(740) 966-5800

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information provided in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. The common stock will not be offered in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses in connection with the sale and distribution of the securities being registered, other than underwriting compensation, are set forth in the following table. All amounts are estimated except the Securities and Exchange Commission registration fee.

       SEC Filing Fee for Registration Statement.............    $3,161.00
       Accounting Fees and Expenses..........................    $3,500.00
       Legal Fees and Expenses...............................   $35,000.00
       Miscellaneous.........................................    $2,500.00
                                                                 ---------
       TOTAL.................................................   $44,161.00

         All of the expenses listed above will be borne by the Company.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company has included in its Restated Certificate provisions to indemnify its directors and officers to the fullest extent permitted by Delaware law. The Company's Restated Certificate also includes provisions to eliminate the personal liability of the Company's directors and officers to the fullest extent permitted by Delaware law. Under current law, such exculpation would extend to an officer's or director's breaches of fiduciary duty, except for (i) breaches of such person's duty of loyalty, (ii) those instances where such person is found not to have acted in good faith and (iii) those instances where such person received an improper personal benefit as the result of such breach.

         The Company's Restated By-Laws ("By-Laws") provide that the Company may indemnify any person, including officers and directors, with regard to any action or proceeding to the fullest extent permitted by Delaware law.

         The Company has entered into an indemnification agreement ("Indemnification Agreement") with each of its directors and officers. Each Indemnification Agreement provides that the Company will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of his performance of his duties as a director or officer, other than an action instituted by the director or officer. Such indemnification is available if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Each Indemnification Agreement also requires that the Company indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. The term of each Indemnification Agreement is the later of
(i) 10 years after the date that the indemnitee ceases to serve as a director or officer of the Company, or (ii) the final termination of all proceedings, as defined in the Indemnification Agreement, in which the indemnitee is granted rights of indemnification.

         Each Indemnification Agreement permits the indemnitee to bring suit to seek recovery of amounts due under such Indemnification Agreement and requires that the Company indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law.

         It is the position of the SEC that insofar as the Company's Restated Certificate, By-Laws or any Indemnification Agreement may be invoked by any director, officer or stockholder as a means of indemnifying them against liabilities arising under the Securities Act, that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS

         (a) Exhibits:

4.1      Restated and Amended Certificate of Incorporation (1)

4.1(a)   Certificate of Correction to Restated and Amended Certificate of
Incorporation (1)

4.2      Restated By-Laws (1)

4.2(a)   Amendment to Restated By-Laws (1)

5.1 Opinion of Bricker & Eckler LLP regarding the validity of the securities being registered (2)

23.1     Consent of KPMG LLP

23.2     Consent of Bricker & Eckler LLP (included in Exhibit 5.1)

24       Power of Attorney (2)

         (1) Incorporated by reference from the Company's Form 10-K Annual Report for the fiscal year ended December 31, 1998 (File No. 1-14416).
         (2) Included as an exhibit to the initial filing of this Registration Statement on Form S-3 with the SEC on December 8, 1999.

ITEM 17. UNDERTAKINGS.

         (a) The undersigned Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for the indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF COLUMBUS, STATE OF OHIO, ON MAY 30, 2000.

                                 BIGMAR, INC.

                                 BY:     /s/ JOHN G. TRAMONTANA
                                         ----------------------------
                                         JOHN G. TRAMONTANA
                                         CHAIRMAN OF THE BOARD
                                         OFFICER AND CHIEF EXECUTIVE OFFICER
                                         (PRINCIPAL EXECUTIVE OFFICER)

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW ON MAY 30, 2000 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.

               SIGNATURE                                 CAPACITY
               ---------                                 --------
/s/ JOHN G. TRAMONTANA                 Chairman of the Board of Directors,
----------------------                 President and Chief Executive Officer (Principal
JOHN G. TRAMONTANA                     Executive Officer)



/s/ PHILIPPE ROHRER *                  Treasurer, Secretary and Chief Financial Officer
-------------------                    (Principal Financial and Accounting Officer) and
PHILIPPE ROHRER                        Director



/s/ CYNTHIA R. MAY *                   Vice President - Administration and Director
------------------
CYNTHIA R. MAY




/s/ BERNARD KRAMER *                   Director
----------------------
BERNARD KRAMER



/s/ MASSIMO PEDRANI *                  Director
----------------------
MASSIMO PEDRANI

*By:    /s/ John G. Tramontana
       ------------------------------------------------------
         John G. Tramontana, pursuant to a Power of Attorney dated December 8,
         1999 (previously filed as Exhibit 24 to this Registration Statement)


                                INDEX TO EXHIBITS

                 EXHIBIT NO.       DESCRIPTION
                 4.1               Restated and Amended Certificate of
                                   Incorporation (1)

                 4.1 (a)           Certificate of Correction to Restated and
                                   Amended Certificate of Incorporation (1)


                 4.2               Restated By-Laws (1)

                 4.2 (a)           Amendment to Restated By-Laws (1)

                 5.1               Opinion of Bricker & Eckler LLP (2)

                 23.1              Consent of KPMG LLP

                 23.2              Consent of Bricker & Eckler LLP (2)

                 24                Power of Attorney (2)

(1) Incorporated by reference from the Company's Form 10-K Annual Report for the fiscal year ended December 31, 1998 (File No. 1-14416).
(2) Included as an exhibit to the initial filing of this Registration Statement on Form S-3 with the SEC on December 8, 1999.